Exhibit D

                          INVESTMENT ADVISORY AGREEMENT

      AGREEMENT dated as of October 31, 2006, by and among Clarion Value Fund Master, LLC, a Delaware limited liability company (the "Fund"), and ING Clarion Capital, LLC, a registered investment adviser organized as a limited liability company under the laws of the State of New York (the "Adviser").

            1. Duties of Adviser. The Fund hereby appoints the Adviser to act as discretionary investment adviser to the Fund for the period and on such terms as set forth in this Agreement. The Fund employs the Adviser to (a) manage the investment and reinvestment of the assets, hedges and liabilities of the Fund in accordance with the Fund's investment objectives detailed in the offering memorandum, (b) continuously review, supervise and administer the investment program of the Fund, (c) determine the investments to be purchased or sold and the portion of the Fund's assets to be held uninvested, (d) provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, (e) take all other actions advisable or appropriate relating to the investments and other assets of the Fund and (f) render regular reports to the Fund's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities.

      The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and any investment guidelines from time to time furnished to the Adviser by the Board of Directors of the Fund and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. The Adviser will only be reimbursed for out-of-pocket due diligence and other expenses incurred in managing the Fund's investments.

            2. Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of investments of the Fund and is directed to use its best efforts to obtain the best available price and most favorable execution, provided, however, that, subject to policies established from time to time by the Board of Directors of the Fund, the Adviser may effect securities transactions at commission rates (or "mark-up" to dealers) in excess of the minimum commission rates (or "mark-up" to dealers) available, if the Adviser determines in good faith that such amount of commission (or "mark-up" to dealers) is reasonable in relation to the value of the brokerage, research or other services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

      The Adviser is authorized to execute all transactions and form all affiliates and strategic relationships necessary to achieve objectives of the Fund, as detailed in the offering memorandum.

            3. Compensation of the Adviser. The Fund is a master fund in a master-feeder fund structure and, accordingly, certain of its investors will be other investment funds (referred to as "feeder funds") investing all or a substantial portion of their assets in the Fund. The Adviser currently receives no compensation from the Fund in connection with the services to be rendered by the Adviser as provided in Section 1 of this Agreement. Management fees, however, may be charged at both the Fund and feeder funds, subject, as to each feeder fund, to any overall fee cap (measuring fees on a combined basis at both the Fund feeder fund level) that a particular feeder fund may have in place. Management fees, if charged to the Fund under this agreement shall be paid to the Adviser in quarterly installments calculated by applying to the Fund's average monthly net assets for the month that annual percentage rate as the Fund's Board of Directors may specify from time to time, such rate not to exceed 0.63%.

            4. Other Services. At the request of the independent directors of the Fund, the Adviser may make available to the Fund office facilities, equipment, personnel and other services not contemplated in the ordinary course of managing the Fund at the Fund's expense. Such office facilities, equipment, personnel and services shall be provided or rendered by the Adviser and billed to the Fund at the Adviser's cost.

            5. Reports. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

            6. Status of Adviser. The Adviser has represented to the Fund that it is a registered investment adviser under the Investment Advisers Act of 1940. The Fund acknowledges receipt from the Adviser, at least 48 hours prior to entering into this Agreement, of Part II of the Adviser's Form ADV as filed with the Securities and Exchange Commission. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired in any material respect thereby.

            7. Liability of Adviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940 (the "1940 Act")), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgment, any mistake of law or other act or omission in the course of, or connected with, rendering services hereunder, including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the portfolio. The Adviser shall be protected with respect to actions which it takes or forbears from taking in reliance on advice of unaffiliated agents or counsel prudently selected. The foregoing shall not constitute a waiver of or limitation on any right of any person under Federal or state securities laws.

            8. Permissible Interest. Subject to and in accordance with the Limited Liability Company Agreement of the Fund and the Limited Liability Company Agreement of the Adviser, members, officers, agents and investors of the Fund are or may be interested in the Adviser (or any successor thereof) as members, officers, agents, investors or otherwise; and members, officers, agents, investors or otherwise of the Adviser (or any successor) are or may be interested in the Fund as members or otherwise. The effect of any such interrelationships shall be governed by said Limited Liability Company Agreement and the provisions of the 1940 Act.

            9. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or (c) by vote of a majority of the outstanding voting securities of the Fund; however, if the Shareholders of the Fund fail to approve this Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and rules thereunder. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

      As used in this Section 9, the terms "assignment", "interested persons" and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

            10. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (a) by vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b), unless not required by the 1940 Act, rules thereunder or applicable administrative interpretation, by vote of a majority of the outstanding voting securities of the Fund.

            11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            12. Governing Law. This Agreement shall be governed by the laws of the State of New York, subject to the supremacy of the Federal securities laws governing the terms of this Agreement.

            13. Notices.

            Notices to the Fund shall be sent to:

                       Frank L. Sullivan, Jr.
                       Chairman of the Board
                       Clarion Value Fund Master, LLC
                       c/o ING Clarion Capital, LLC
                       230 Park Avenue, 12th Floor
                       New York, NY 10169

            Notices to the Adviser shall be sent to:

                       Daniel Heflin
                       President and Chief Executive Officer
                       ING Clarion Capital, LLC
                       230 Park Avenue, 12th Floor
                       New York, NY 10169

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CLARION VALUE FUND MASTER, LLC      ING CLARION CAPITAL, LLC


By: ____________________________    By: ________________________________________
Name: Ryan Martin                   Name: Daniel Heflin
Title: Chief Financial Officer      Title: President and Chief Executive Officer